Exhibit 99.1

Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: November 12, 2020

MEDIA:	INVESTOR CONTACTS:
media@williams.com (800) 945-8723	Danilo Juvane (918) 573-5075

Transco Commences Registered Exchange Offer for its 3.250% Senior Notes Due 2030 and 3.950% Senior Notes Due 2050

TULSA, Okla. – Transcontinental Gas Pipe Line Company, LLC (“Transco”), a wholly owned subsidiary of The Williams Companies, Inc. (NYSE: WMB), announced today that it has commenced an offer to exchange any and all of its $700 million in aggregate principal amount of outstanding 3.250 percent Senior Notes due 2030 (the “Original 2030 Notes”) and $500 million in aggregate principal amount of outstanding 3.950 percent Senior Notes due 2050 (the “Original 2050 Notes” and, together with the Original 2030 Notes, the “Original Notes”) for an equal amount of the applicable series of its registered 3.250 percent Senior Notes due 2030 (the “2030 Exchange Notes”) and 3.950 percent Senior Notes due 2050 (the “2050 Exchange Notes” and, together with the 2030 Exchange Notes, the “Exchange Notes”).

The terms of the Exchange Notes are identical in all material respects to those of the applicable series of the Original Notes, except that the Exchange Notes have been registered under the Securities Act of 1933, as amended, and the transfer restrictions, restrictive legends, registration rights and additional interest provisions relating to the Original Notes do not apply to the Exchange Notes. The purpose of the Exchange Offer is to fulfill Transco’s obligations under the registration rights agreement entered into in connection with the issuance of the Original Notes. Transco will not receive any proceeds from the exchange offer.

The exchange offer will expire at 5:00 p.m. Eastern Standard Time (EST) on December 11, 2020, unless extended (such date and time, as may be extended, the “Expiration Date”). The settlement date for the exchange offer will occur promptly following the Expiration Date. The terms of the exchange offer and other information relating to Transco and the Exchange Notes are set forth in a prospectus dated November 12, 2020, a copy of which has been filed with the Securities and Exchange Commission. Transco has not authorized any person to provide information other than as set forth in the prospectus.

Copies of the prospectus and the transmittal letter governing the exchange offer can be obtained from the exchange agent, The Bank of New York Mellon Trust Company, N.A., by faxing a request to (732) 667-9408 or by writing via regular or certified mail, or overnight courier, to The Bank of New York Mellon Trust Company, N.A., Corporate Trust Operations—Reorganization Unit, 111 Sanders Creek Parkway, East Syracuse, New York 13057, Attn: Tiffany Castor.

This press release is for informational purposes only and does not constitute an offer to sell nor a solicitation of an offer to buy any security. The exchange offer is being made solely pursuant to the prospectus dated November 12, 2020, including any supplements thereto, and only to such persons and in such jurisdictions as is permitted under applicable law.

About Williams

Williams (NYSE: WMB) is committed to being the leader in providing infrastructure that safely delivers natural gas products to reliably fuel the clean energy economy. Headquartered in Tulsa, Oklahoma, Williams is an industry-leading, investment grade C-Corp with operations across the natural gas value chain including gathering, processing, interstate transportation and storage of natural gas and natural gas liquids. With major positions in top U.S. supply basins, Williams connects the best supplies with the growing demand for clean energy. Williams owns and operates more than 30,000 miles of pipelines system wide – including Transco, the nation’s largest volume and fastest growing pipeline – and handles approximately 30 percent of the natural gas in the United States that is used every day for clean-power generation, heating and industrial use.

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although Transco believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in Transco’s annual and quarterly reports filed with the Securities and Exchange Commission.

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